Exhibit 1.15

STATE OF WASHINGTON APPLICATION TO FORM A SECRETARY OF STATE PROFIT CORPORATION (Per Chapter 23B.02 RCW) FEE: $175 .. Please PRINT or TYPE in black ink .. Sign, date and return original AND ONE COPY to: EXPEDITED (24-HOUR) SERVICE AVAILABLE - $20 PER ENTITY INCLUDE FEE AND WRITE "EXPEDITE" IN BOLD LETTERS ON OUTSIDE OF ENVELOPE CORPORATIONS DIVISION 801 CAPITOL WAY SOUTH . PO BOX 40234 FOR OFFICE USE ONLY OLYMPIA, WA 98504-0234 FILED: UBI: CORPORATION NUMBER: .. BE SURE TO INCLUDE FILING FEE. Checks should be made payable to "Secretary of State" IMPORTANT! Person to contact about this filing Daytime Phone Number (With area code) ARTICLES OF INCORPORATION [INSERT NAME] NUMBER OF SHARES THE CORPORATION IS AUTHORIZED TO ISSUE 5000 $1.00 par value CLASS OF SHARES X COMMON EFFECTIVE DATE OF INFORMATION X Upon filing by the Secretary of State NAME AND ADDRESS OF WASHINGTON STATE REGISTERED AGENT CT Corporation System 520 Pike Street Seattle, WA 98101 I consent to serve as Registered Agent in the State of Washington for the above corporation. I understand it will be my responsibility to accept Service of Process on behalf of the corporation; to forward mail to the corporation; and to immediately notify the Office of Secretary of State if I resign or change the Registered Office Address. CT Corporation System CORPORATIONS INFORMATION AND ASSISTANCE - 360/753-7115 (TDD - 360/753-1485) WA001 - 9/28/00 CT System Online

ARTICLES OF INCORPORATION
OF [INSERT NAME]

Additional Provisions

A.	The initial Board of Directors of this corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be fewer than three. The names and addresses of the initial directors of this corporation are:

Name	Address

Benjamin P. Butterfield	700 N.W. 107th Avenue
Miami, Florida 33172

Steven E. Lane	10707 Clay Road
Houston, Texas 77041

L. Christian Marlin	700 N.W. 107th Avenue
Miami, Florida 33172.

B.	The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

C.	This corporation shall indemnify any officer, director and incorporator, or any former officer, director or incorporator, of this corporation to the fullest extent permitted by law.

D.	This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.